Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 15, 2026
Registration Statement Nos. 333-278415 and 333-278415-01

$1.0bln Verizon Master Trust (VZMT) 2026-3

Joint Bookrunners: BofA (str), SMBC, Truist and US Bank

Co-Managers: Barclays, DB and MS

-ANTICIPATED CAPITAL STRUCTURE-

CLS	Size($mm)	WAL	M/S	ARD	LGL	Bench^	Yield	Price	Cpn

A1A	826.008	2.91	Aaa/AAA	08/20/2029	08/20/2032	I-CRV + 45	5.200	99.98779	5.14
A1B	65.000	2.91	Aaa/AAA	08/20/2029	08/20/2032	SOFR30A + 45		100.00000
B	68.120	2.91	Aa1/AA	08/20/2029	08/20/2032	I-CRV + 65	5.400	99.99943	5.34
C	40.872	2.91	Aa3/A	08/20/2029	08/20/2032	I-CRV + 80	5.550	99.98155	5.48

^ Bloomberg GC I25; "Interpolated Curves"; "Mid YTM"

-2026-3 TRANSACTION DETAILS-

Bill & Deliver: BofA	Bloomberg Ticker: VZMT 2026-3

Expected Settlement: 09/22/2026	ERISA Eligible : Yes

First Pay Date: 10/20/2026	RR Compliance: US- Yes, EU-No, UK-No

Min Denoms: $1k x $1k	Exp. Ratings: Moody's / S&P

Registration: SEC Registered	Pricing Speed: N/A – Soft Bullet 8/20/2029 Anticipated Redemption Date (ARD)

CUSIP	A1A: 92348KFL2

A1B: 92348KFM0

B: 92348KFN8

C: 92348KFP3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.